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                                                                    EXHIBIT 23.2

                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

The Board of Directors
Morgan & Banks Limited
Level 11, Grosvenor Place
225 George Street
SYDNEY NSW 2000

We hereby consent to the incorporation by reference in the previously filed Registraton Statements (Numbered 333-81843, 333-63631, 333-50699 and 333-18937)
of TMP Worldwide Inc. and Subsidiaries of our report dated April 15, 1999, relating to the consolidated balance sheet of Morgan & Banks Limited as at December 31, 1998, the consolidated profit and loss statements for the years ended December 31, 1998 and March 31, 1998, and the cash flow statements for the nine month period ended December 31, 1998 and the year ended March 31, 1998 appearing in the Company's Current Report on Form 8-K dated July 21, 2000.

Sydney, Australia
July 19, 2000
Pannell Kerr Forster

/s/ Pannell Kerr Forster

PANNELL KERR FORSTER